Exhibit 99a

ESCROW AGREEMENT

THIS AGREEMENT made and entered into this 6th day of June, 2009, by and between

Plush Properties, Inc. whose address is 10300 W. Charleston Blvd. #13-213, Las Vegas, NV 89135 (the “Client”); and the Law Offices of Harold P. Gewerter, Esq. Ltd., whose address is 5440 West Sahara Avenue, Suite 300, Las Vegas, Nevada 89146 (the “Escrow Agent”).

WITNESSETH:

WHEREAS, the Client has established an escrow account in which up to $100,000 (the “Funds”) may be deposited.  Harold P. Gewerter, Esq., Ltd. agrees to serve as Escrow/Placement Agent in accordance with the terms and conditions set forth herein.

WHEREAS, the Client and the Escrow Agent desire to enter into an agreement with respect to the above-described escrow.

NOW, THEREFORE, in consideration of the foregoing and mutual promises and covenants contained herein, it has been and IT IS HEREBY AGREED as follows:

1.

 Establishment of Escrow Account. The parties have established an escrow account with the Escrow Agent and the account shall be located at the offices of the Escrow Agent.

2.

Deposit into the Escrow Account.

DEPOSIT OF OFFERING PROCEEDS AND SECURITIES

Rule 419 requires that the net offering proceeds, after deduction for underwriting compensation and offering costs, and all securities to be issued be deposited into an escrow or trust account (the "Deposited Funds" and "Deposited Securities," respectively) governed by an agreement which contains certain terms and provisions specified by the rule. Under Rule 419, the Deposited Funds and Deposited Securities will be released to the Company and to investors, respectively, only after the Company has met the following three conditions: First, the Company must execute an agreement for an acquisition(s) meeting certain prescribed criteria; second, the Company must successfully complete a reconfirmation offering which includes certain prescribed terms and conditions; and third, the acquisition(s) meeting the prescribed criteria must be consummated.

POST-EFFECTIVE AMENDMENT

Once the agreement(s) governing the acquisition(s) of a business(es) meeting the above criteria has (have) been executed, Rule 419 requires the Company to update the registration statement of which this prospectus is a part with a post-effective amendment. The post-effective amendment must contain information about: the proposed acquisition candidate(s) and its business(es), including audited financial statements; the results of this offering; and the use of the funds disbursed from the escrow account. The post-effective amendment must also include the terms of the reconfirmation offer mandated by Rule 419. The offer must include certain prescribed conditions which must be satisfied before the Deposited Funds and Deposited Securities can be released from escrow.

RECONFIRMATION OFFERING

The reconfirmation offer must commence within five business days after the effective date of the post-effective amendment. Pursuant to Rule 419, the terms of the reconfirmation offer must include the following conditions:

(1) The prospectus contained in the post-effective amendment will be sent to each investor whose securities are held in the escrow account within five business days after the effective date of the post-effective amendment;

2) Each investor will have no fewer than 20, and no more than 45, business days from the effective date of the post-effective amendment to notify the Company in writing that the investor elects to remain an investor;

(3) If the Company does not receive written notification from any investor within 45 business days following the effective date, the pro rata portion of the Deposited Funds (and any related interest or dividends) held in the escrow account on such investor's behalf will be returned to the investor within five  business days by first class mail or other equally prompt means;

(4) The acquisition(s) will be consummated only if investors having contributed 80% of the maximum offering proceeds elect to reconfirm their investments; and

(5) If a consummated acquisition(s) has not occurred within 18 months from the date of this prospectus, the Deposited Funds held in the escrow account shall be returned to all investors on a pro rata basis within five business days by first class mail or other equally prompt means.

RELEASE OF DEPOSITED SECURITIES AND DEPOSITED FUNDS

The Deposited Funds and Deposited Securities may be released to the Company and the investors, respectively, after:

(1) The Escrow Agent has received written certification from the Company and any other evidence acceptable by the Escrow Agent that the Company has executed an agreement for the acquisition(s) of a business(es) the value of which represents at least 80% of the maximum offering proceeds and has filed the required post-effective amendment, the post-effective amendment has been declared effective, the mandated reconfirmation offer having the conditions prescribed by Rule 419 has been completed, and the Company has satisfied all of the prescribed conditions of the reconfirmation offer; and

(2) The acquisition(s) of the business(es) the value of which represents at least 80% of the maximum offering proceeds is (are) consummated.

3.

Discretion of Escrow Agent. The Escrow Agent, in its actions pursuant to this Agreement, shall be fully protected in every reasonable exercise of its discretion and shall have no obligations hereunder either to the Company or to any other party, except as expressly set forth herein.

It is understood and agreed that the duties of the Escrow Agent are entirely ministerial, being limited to receiving and holding and disbursing such Funds in accordance with this Agreement.

4.

Escrow Fees. The fee of the Escrow Agent is 0.5% of the Funds raised with a minimum fee of $1,500 which minimum fee shall be paid from the first Funds deposited.  In addition, all hard costs (wire fees, etc.) shall be deducted from disbursements.

5.

Expenses of Escrow Agent. Escrow Agent does not anticipate any expenses other than hard costs as described above.  In the event Escrow Agent does incur any expenses, Client agrees to promptly reimburse Escrow Agent for its actual costs incurred.

6..

Limitation of Liability of Escrow Agent In performing any of its duties hereunder, the Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for willful default or knowing violation of law, and it shall, accordingly, not incur any such liability with respect to: (i) any action taken or omitted in good faith upon advice of its counsel or counsel for the Client given with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement; or (ii) any action taken or omitted in reliance upon any instrument, including the written advice provided for herein, not only as to its due execution and the validity and effectiveness of its provisions, but also as the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

7.

Indemnity of Escrow Agent. The Client hereby agrees to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities, attorneys’ fees (even if Escrow Agent represents himself), and expenses, including any litigation arising from this Agreement or involving the subject matter hereof.

8.

Disputes. In the event that a dispute arises as to the terms of this Agreement, the Escrow Agent shall be entitled to deposit, in the nature of any interpleader action, any documents or proceeds then held by such Escrow Agent with any court of competent jurisdiction within the State of Nevada and shall be reimbursed for all its attorney’s fees and costs connected therewith, even if Escrow Agent, as attorney, represents himself.

9.

Entire Agreement This is the entire Agreement of the parties. Any other agreements of any nature whether oral or written not contained herein are expressly made null and void.

10.

Governing Law. This Agreement shall be governed by the laws of the State of Nevada.

IN WITNESS WHEREOF, the Company, and the Escrow Agent have executed this Escrow Agreement on the day and year first above-written.

HAROLD P. GEWERTER, ESQ., LTD.

By:  /s/ Harold P. Gewerter

Date: 6/5/09

Harold P. Gewerter, Esq.

By: /s/ Carlos Espinosa

Date: 6/5/09

Carlos Espinosa, President

Plush Properties, Inc.

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